Calculation of Filing Fee Tables
S-8
Stardust Power Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.0001 per share	457(a)	2,600,000	$ 0.14	$ 364,000.00	0.0001381	$ 50.27
Total Offering Amounts:						$ 364,000.00		$ 50.27
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 50.27
Offering Note
[1]	This Registration Statement on Form S-8 covers (i) 2,600,000 shares of the Registrant's common stock, par value $0.0001 per share (the "Common Stock") authorized to be issued under the Registrant's Amended and Restated 2024 Equity Incentive Plan (the "Plan") and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), such indeterminate number of additional shares of Common Stock as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Plan. Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on September 18, 2026, a date within five business days prior to the date of filing of this Registration Statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources